Diodes Fourth Quarter 2005 Conference Call
Participants: Dr. Keh-Shew Lu, Carl Wertz & Mark King

Introduction: Crocker Coulson, CCG

Good afternoon and welcome to Diodes' fourth quarter 2005 earnings conference call.

With us today are Diodes' President and CEO, Dr. Keh-Shew Lu, Chief Financial Officer, Carl Wertz, and Mark King, VP of Sales and Marketing.

Before I turn the call over to them, may I remind our listeners that in this call management's prepared remarks contain forward-looking statements, which are subject to risks and uncertainties, and management may make additional forward-looking statements in response to your questions.

Therefore, the Company claims the protection of the safe harbor for forward-looking statements that is contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ from those discussed today, and therefore we refer you to a more detailed discussion of the risks and uncertainties in the Company's filings with the Securities & Exchange Commission.

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In addition, any projections as to the Company's future performance represent management's estimates as of February 6, 2006. Diodes assumes no obligation to update these projections in the future as market conditions change.

For those of you unable to listen to the entire call at this time, a recording will be available via webcast for 60 days at the investor relations section of Diodes' website at www.diodes.com.

And now I'd like to turn the call over Diodes' CEO, Dr. Keh-Shew Lu.

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DR. Keh-Shew Lu, CEO of Diodes

Welcome everyone, and thank you for joining us on the call today.

I am excited about our outstanding performance in the fourth quarter and for the entire 2005 year. Diodes' market share again hit a new high in the quarter, and we continued to outperform the discrete semiconductor segment and the overall semiconductor industry.

Here are major earnings highlights we published this afternoon:

 o Fourth quarter revenues increased by 28.1% over the year-ago quarter to $61.4 million.

 o New product revenue reached 15.6% of total sales.

 o Gross margin increased 100 basis points to 34.9% versus the same period a year ago.

 o Operating income increased 17% to $11.6 million.

 o And, net income for the quarter rose 36.8% to a record $10 million.

I think we can all agree that these are exceptional results, and reflect the combination of favorable demand environment with a proven business strategy and great execution by our team here at Diodes.

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For the full year, we posted the following record results:

 o Record revenues of $214.8 million, an increase of 15.6% from 2004

 o Gross margins were 34.6% compared to 32.7% in 2004

 o Record net income of $33.3 million--an increase of 30% compared to a year ago

Our long-term strategic vision is to achieve sustained profitable growth by leveraging our innovative discrete component technology and take advantage of adjacent product opportunities, including the standard linear analog and mixed signal technologies. We are putting our strategy into action by aggressively introducing new products, leveraging our strengths in next-generation multi-chip devices, distinguishing ourselves through our intense customer service, expanding our manufacturing capacity, and pursuing strategic acquisitions.

This business strategy is being successfully executed.

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 o We are continuing with our investments in R&D of next-generation technologies. With a number of important new packaging platforms introduced during 2005, we are seeing these translate in to strong design wins and new product revenues, enhancing our margins and profitability.

 o We also continue to pursue and achieve manufacturing excellence. Last month, two of our manufacturing facilities in China were awarded ISO's TS16949 certification. This certification represents an automotive industry-recognized level of quality, and it provides customers with added confidence in their decision to partner with Diodes.

 o We remain prudent and financially disciplined in maintaining operating costs, maximizing cash through our working capital management, and deploying capital in the best interest of our shareholders.

For fiscal 2005, we generated strong cash flow on robust revenues and improved profit margins. Our balance sheet is very strong with $114 million in cash and short-term investments and total debt-to-equity of 28.4%. In addition to the $5 million at the end of December, we have used $25 million of our cash in the first quarter of 2006 to close the acquisition.

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When we went out to meet with investors for our secondary offering, we made it clear that acquisitions would be an important element of our strategy to expand our addressable markets. We also said that our initial focus would be on standard linear product that would leverage our strengths in cost efficient packaging and enables us to rapidly build share with our existing customer base.

The acquisition of Anachip, which closed on January 10th of this year, fits in the center of this strategy. Anachip's main product focus is Power Management ICs. The analog devices they produce are used in LCD monitor/TV's, wireless LAN
802.11 access points, brushless DC motor fans, portable DVD players, datacom devices, ADSL modems, TV/satellite set-top boxes, and power supplies. They bring an excellent design team with strong capabilities in a range of targeted analog and power management technologies.

This acquisition also shows our disciplined approach to making acquisitions. Diodes paid approximately $30 million to acquire Anachip, which had revenues of approximately $35 million in power management in 2005. Again, this acquisition will be accretive for 2006.

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What's more, we see significant synergies to be obtained as we integrate Anachip with our operations. This includes growth opportunities from offering their devices to our global customer base and significant cost synergies as we integrate into our operations.

This is the first of our acquisitions that will enable us to accelerate our organic growth while leveraging our innovative discrete component technology, our world-class packaging capabilities and our sales and marketing channels. Last quarter, I told you that you could expect to see our first analog product come to market in the first half of 2006, with meaningful revenues in the second half of the year. The acquisition of Anachip puts us significantly ahead of schedule, and will generate significant analog revenues for Diodes in the first quarter of this year. I plan on providing more details about our exciting product road map in the quarters to come.

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In summary, Diodes had an outstanding year in 2005 and we see even greater horizons before us in 2006. We have an excellent, disciplined team in place and I am very pleased to be able to make a contribution to the Company's success. With that, I'm going to turn it over to Carl to discuss the financials in more detail.

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4Q05 Financials: Carl Wertz

Thanks, Dr. Lu, and good afternoon everyone.

Fourth quarter revenues were significantly stronger than expected, as Diodes continued to gain share in an improving market. And our net income continued to set new records.

 o Revenues for 4Q were $61.4 million, an increase of 28.1% from the same period last year. On a sequential basis our revenue rose 13.2% from our record third quarter sales of $54.2 million. New product sales were 15.6% of revenue compared to 14.1% in the previous quarter.

 o Gross margin was 34.9%, for the quarter, and up 100 basis points from the fourth quarter of 2004. This was primarily due to an improved product mix.

 o For the quarter, Selling, General & Administrative expenses were $8.8 million, or 14.4% of sales, compared to $5.4 million or 11.4% of sales in the last year's fourth quarter. The SG&A primarily reflects the share grant expense, performance based incentives, and sales commissions.

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 o Research and development investment was slightly over $1 million, or
   1.7% of revenues, for the quarter. On a percentage of sales basis, this was in-line compared the third quarter's 1.7%, or $938,000 and down on a percentage of sales basis, from a year ago when we reported $902,000, or 1.9% of revenues, as our revenue growth outpaced the R&D investment.

 o Operating income rose 17.2% to $11.6 million, or 18.8% of sales, from $9.9 million, in the year-ago quarter.

 o Depreciation was $4.3 million for the quarter and $16.2 million for the year.

 o EBITDA for the quarter was $15.8 million and $56.0 million for the year.

 o Our effective income tax rate in the fourth quarter was 16.5%, compared to 15.7% last quarter. In the fourth quarter of 2005, we repatriated $24 million from our foreign subsidiaries to the U.S. to take advantage of the tax incentives offered under the American Jobs Creation Act.

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 o Net income for the fourth quarter reached a record $10 million, or
   $0.36 per diluted share, up 37.0% from $7.3 million, or $0.31 per share, in the same period last year. This is adjusted for the 3-for-2 stock split on December 1st. On a sequential basis, net income increased 19.8% from $8.4 million, or $0.34 per share in the third quarter of 2005.

 o Turning to the balance sheet, we had $114 million in cash and short-term investments and $150 million in working capital as of December 31, 2005. Keep in mind we used approximately $30 million to close the Anachip acquisition, so this will have to be taken into account when projecting interest income going forward.

At the end of the quarter, we had $9.5 million in term debt, as compared to $11.3 million at the beginning of the year. Our total debt balance is $12.5 million, down from $17.5 million a year ago, and our total debt to equity ratio improved to 28.4% from 49.6% a year ago.

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 o Inventories were at $24.6 million, with inventory turns at an improved
   6.4 times in the quarter compared to 5.5 times in the third quarter.

 o Days sales outstanding was 83 days in the fourth quarter compared to 82 days in the prior quarter.

 o Capital expenditures were $8.4 million in the fourth quarter and $24.7 million for the full year. This was in line with our objective of meeting increased demand and investing in equipment to increase our manufacturing efficiencies.

 o Our Outlook

As Dr. Lu mentioned earlier, 2005 was an outstanding year highlighted by significant growth at Diodes, based on the combination of relatively favorable market conditions, excellent customer reception to our next-generation devices, and our continued expansion into certain geographic regions and new customers.

Heading into 2006, we continue to experience a positive demand environment for our discrete semiconductor products as Diodes becomes increasingly recognized as an innovation leader for discretes. The Anachip acquisition is being integrated as planned and will enable us to accelerate our expansion into analog and mixed signal devices. The contributions from Anachip will be seen beginning in the first quarter of 2006.

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As a result we expect that first quarter revenues will increase 16-20%
sequentially with a corresponding gross profit dollar increase of 8-11%. The analog margin is currently in the mid-20% range with the expectation to improve the margin above our discrete product lines as we execute our strategy and realize synergies going forward.

SG&A, as a percentage of revenue, should improve compared to the fourth quarter of 2005, offsetting our increased investment in research and development to approximately 2.6% of revenue.

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In addition, we expect first quarter non-cash stock option expense related to
FAS123R to be approximately $1.5 million. For the full year 2006, we expect to continue to outperform the growth of the discrete semiconductor market.

As reflected in our guidance, we continue to foresee a positive demand environment heading into 2006 for Diodes' discrete semiconductor products, and believe that our expansion into adjacent categories will be an important new element in delivering profitable growth to our shareholders.

With that said, I'm now going to turn the discussion over to Mark King, our Vice President of Sales and Marketing. Mark will discuss our new products, market opportunities, and give you a view of the direction of the general marketplace.

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Markets and Growth Strategies - Mark King

Thanks, Carl and good afternoon everyone.

From a sales and marketing perspective, the fourth quarter was very active and successful -- with record sales, strong new product revenues, and robust design win activities. We continue to broaden and deepen our product offerings, employing our latest generation packaging, including the Power DI5, PowerDI 123, SOD523 and array lines, with 21 new part numbers introduced during the quarter spanning eight different product series. Our new DFN platform, introduced in the second quarter of 2005, has been highly successful, with customers seeing strong benefits from the innovative quad flat leadless packaging that combines an ultra-miniature footprint with superior power dissipation. We are also seeing a healthy level of interest in our application specific complex arrays, which combine multiple, disparate discrete technologies into a single, very cost-effective package.

We are very excited about the new analog and power management devices we are able to offer following the acquisition of Anachip and are in the process of finalizing a new product road map that aligns these technologies with our highly efficient packaging capabilities. Our customers and distributors are very receptive to the new products we are now able to offer them, and see these standard linear devices as a great fit with Diodes' value proposition.

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We see a lot of opportunities to grow our position on the board with these existing customers in adjacent technologies.

Geographic Breakout
Our market share reached new highs across the globe during the quarter. Asia remains the strongest growth driver accounting for 65% of total revenues, followed by North America at 32%, and 3% of revenues coming from Europe.

In Asia, sales continued to be driven by the computer and consumer sector. We continued our strong share increase in notebooks during the quarter, and we also showed gains in game consoles and mobile handsets. While ASPs for the fourth quarter declined by 15% year-over-year, this was largely offset by declining costs on higher unit volumes. Lead times lengthened on commodity products in the quarter, and we saw some short-term shortage situations in commodity products, and product pricing continues to be stable heading into the first quarter of 2006.

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In North America, both OEM and distributor sales were stronger then expected during the quarter. These results were driven by strong OEM demand in the areas of TV set-top boxes and hand- held medical devices. Pricing pressure on commodity products eased. Product lead times have increased for certain commodities and we even saw some transitory shortages on select devices. ASPs were off only 3% year-over-year, and actually increased from Q3 levels. Sales from accounts designed in the U.S. and built in Asia remained brisk, with good overall design win activity. Our array designs remained very popular with heightened interest in custom arrays and continuing strong uptake for devices employing our advanced, proprietary PowerDI123 and PowerDI5 packaging.

Distributor inventory levels were flat for the quarter and remains at a very healthy two-year low, while distributor backlog was strong going into the New Year.

North American wafer sales were also very strong during the fourth quarter, although we expect these trade sales to gradually trend down in future quarters as we continue to transition more of our wafers to internal usage.

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In Europe, revenues were up 12% sequentially on record sales in a relatively flat market. We saw the first signs of price stabilization in the quarter on commodity products and some lengthening in lead times from the traditional suppliers. Design activity was quite strong in the quarter, and included wins on new cell phone platforms that should contribute to strengthening our position in Europe over 2006. The expansion of our distributor network over the last year is really beginning to pay off in increased activity and revenues, and we feel very confident about our potential to continue to build share.

Moving to Market Segments...

The biggest driver of our sales was notebooks in our computer and peripherals segment, while digital audio devices were the strongest contributor in our consumer markets segment. For the fourth quarter, our segment breakout was: 38% consumer, 34% computer and peripherals, 17% industrial, 7% telecom and 4% automotive.

Design Wins

Design activity was very strong in the quarter on a broad base of products in all product categories. We continue to see excellent momentum in our PowerDI platforms, our array and our new DFN platform. As a result, we had multiple wins at 58 new or exiting accounts in the quarter.

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Notable design wins include:

o  PowerDI 5 wins for a DC fan, optical networking equipment, and a Tablet PC

o PowerDI 123 wins in a portable GPS system, PDA, DC Fan, LCD module and two different cell phone platforms. This included a PD123 Zener at major branded European manufacturer.

o Multiple and broad base product wins on three different Set-top box platform and two different LCD TV platforms

o Multiple Array wins in DSL and Cable modem, notebook computer, and the latest game console.

o Performance Schottky wins in a hard disk drive, a game console and notebook computers.

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With the addition of Anachip Corporation, we look forward to reporting next quarter on the design progress on standard analog and power management lines. Our investment in R&D continues to grow. And more importantly we are seeing a tremendous yield from this investment in the form of innovative new products, design wins and new product revenue - all of which adds up to improving margins and profitability.

In Summary

We are very pleased with our fourth quarter results, which clearly exceeded our initial expectations.

Orders were strong during the fourth quarter, with book to bill ratio remaining above one. Pricing trends on commodity products have improved. In the discrete segment, we believe that we are positioned in the right markets, with the right products, in order to fully exploit the growth opportunities created by the ongoing miniaturization of computing and consumer electronics devices. We are very well situated with our key accounts in Asia, and see opportunities to grow our share of the European market. Despite a healthy level of investment during 2005, our facilities in China are running at near capacity, and it may be some time before we see a reversal of that trend.

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The acquisition of Anachip is a great fit with our existing product portfolio, manufacturing strengths, and customer base.

It puts us ahead of schedule in our plans to enter the analog market and we look forward to reporting meaningful revenues and design win activity for our standard products in the first half of 2006. As Dr. Lu mentioned we expect to realize synergies on both the revenue and the cost side over the next several quarters, which will make this acquisition even more beneficial to our shareholders. As we integrate Anachip's existing products into our packaging facilities, we continue to see a better mix of sales by moving toward higher margined products.

In summary, we see another exciting and growth-oriented year for Diodes in 2006.

With that, let's open the floor to questions. Operator?

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